EXHIBIT 10.1

Party A: Mr. Zhang Qiang
Party B: Jilin Dongsheng Weiye Science & Technology Development Co.
Jifeng East Road, Heilongjiang China.

This agreement is made and entered into by and between the parties concerned on October 10, 2007 in Jilin Province, PR China on the basis of equality and mutual benefit to develop business on terms and conditions mutually agreed upon as follows:

1.	Party A owns land use rights to a field of 3,133 acres in Jiaohe Jilin province for 30 years from Feb 8, 2004 to Feb 7, 2034.
2.	This land property has been fully planted with ginseng crops by Party A.
3.
Party B and Party A hereby reached and entered into an agreement that Party B agrees to acquire the land use right from Party A. Since the 3,133 acres of ginseng was planted in spring 2004 and October 2006 respectively, the ginseng’s age is one of the key factors in determining the purchase price.

4.
Party B agrees to acquire 1799 acres with ginseng crops  planted in spring 2004 at   approximately $3,934 per acre, and approximately $1415 per acre for the other 1334 acres planted in October 2006. The total acquiring price for 3133 acres land use right with planted ginseng crops is approximately $8,965,900.

5.	Party B agrees to pay $994,444 as an initial deposit. The balance will be made separately, with $6,334,264 to be paid by Jan 15, 2008 and $1,637,192 to be paid by Mar 31, 2008.
6.	Party B assumes responsibility for all subsequent legal related procedures and corresponding fees.
7.
In the case that Party B does not make the subsequent payment by March 31, 2008, a 15 day grace period will be extended. On March 31, 2008, Party A will transfer land use rights to Party B as a percentage of the total payment received on March 31, 2008.

8.	This agreement, when duly signed by the both parties concerned, shall remain effect from Jan 15, 2008 to Mar 31, 2008.

Party A:	/s/ Zhang Qiang
Mr. Zhang Qiang

Party B:	/s/ Aidong Yu
Aidong Yu, President
Jilin Dongsheng Weiye Science & Technology Development Co.